Exhibit 99(a)

DHL ANNOUNCES CONSOLIDATION AT WILMINGTON AIR PARK

Plan Includes Expansion of Regional Sort Center Network

and Consolidation of Air Hub Operations

Wilmington, OH – June 25, 2004 — ABX Air was advised by DHL that it will consolidate air hub operations in the U.S. at Wilmington Air Park, headquarters for ABX Air, and add seven new regional sort centers to its network.

DHL will consolidate air hub operations from Greater Cincinnati/Northern Kentucky International into a primary facility at DHL’s Wilmington Air Park as part of a $1.2 billion investment in its North American operation, including expansion and other enhancements at the Wilmington hub, various upgrades to sort centers and to information technologies. Currently, due to factors such as sort automation, physical layout, and other efficiencies, ABX Air cannot estimate the increase in revenues and profits from the hub consolidation under its Hub Services Agreement.

It’s our understanding that the first construction at Wilmington will begin in August 2004 and full consolidation is expected by the fall of 2005. DHL will maintain a presence at Cincinnati (CVG), which will be used as a back-up facility, DHL said.

“I’m extremely pleased by DHL’s announcement,” said ABX Air CEO, Joe Hete. “I am proud of the job we’ve done here so far and excited about the opportunity to do more. We have been in a new business for almost a year as a cargo service provider and I think this announcement speaks volumes about our future potential. We’re in the business of responding to our customer’s needs and we strive to do that.”

ABX Air is one of the largest employers in southwest Ohio and sees the possibilities for growth in this announcement today from its largest customer.

ABX Air is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and 11 regional hubs throughout the United States. In addition to providing airlift capacity and sort center staffing to Airborne, an indirect wholly-owned subsidiary of DHL Holdings (USA), ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX Air is the largest employer in a several-county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended 2003, and our Quarterly Report on Form 10-Q for the period ended March 31, 2004. Readers should carefully review this release and should not place undue reliance on our forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this release. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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